EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CIC SECURES FUNDING

Phoenix Affiliates Continue Support of Transition to Recurring Revenue

Redwood Shores, CA, May 20, 2013 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTCQB: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, announced today that it secured additional funding from a number of Phoenix Group affiliates and other investors to provide working capital.

The financing totaled $1,150,000 in gross proceeds from issuance of Series D Convertible Preferred Stock units. Each unit has a price of $5 and consists of a combination of Series D-1 Convertible Preferred Stock and Series D-2 Convertible Preferred Stock. The transaction closed on May 17, 2013. The shares issued in this private placement were authorized by CIC shareholders at the Company’s annual meeting held on November 13, 2012, and the transaction was approved by the Company’s Board of Directors as part of CIC’s funding plan.

“CIC is at a very exciting inflection point and my investment partners and I remain fully committed to securing sufficient funding for the Company to reach profitability,” stated Philip Sassower, CIC’s Chairman and Chief Executive Officer. “Over the past two years, we have achieved a fantastic improvement in financial performance, and believe that the best is yet to come. CIC continues to add integration partners and the interest in our esignature products and services has never been higher. During 2013, we expect to achieve a growing amount of transaction and recurring revenue and the Company will look to this and additional funding rounds, as may be required, to support operations until such time as CIC becomes self sufficient.”

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their electronic business processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Redwood Shores, California. For more information, please visit our website at http://www.cic.com. CIC’s logo is a registered trademark of CIC.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of

1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations + Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com